                                                                 Exhibit 10.40


                            ASSET PURCHASE AGREEMENT

                  Dated as of September 18, 1998, by and among


                            Waste Connections, Inc.,
                       Waste Connections of Nebraska, Inc.
                       Affiliated Waste Services, L.L.C.,
                         Leroy's Sanitary Service, Inc.,
                         Elden's Sanitary Service, Inc.
                         Dennis' Sanitary Service, Inc.
                          LeRoy Hintz and Janice Hintz,
                         Dennis J. Mrsny and Mary Mrsny
                                       and
                         Elden W. Mrsny and Doris Mrsny

                                TABLE OF CONTENTS

                                                                                            Page

1.     PURCHASE AND SALE OF ASSETS.........................................................  1
       1.1.    Sale and Transfer of Assets.................................................  1
       1.2.    Assumption by Buyer of Certain Contracts....................................  2
       1.3.    Excluded Liabilities........................................................  2
       1.4.    Purchase Price..............................................................  3
       1.5.    Payment of Purchase Price...................................................  3
       1.6.    Certain Taxes...............................................................  3
       1.7.    Allocation of Purchase Price................................................  3
       1.8.    Prorations..................................................................  3

2.     CLOSING TIME AND PLACE..............................................................  4

3.     REPRESENTATIONS AND WARRANTIES OF SELLER, THE MEMBERS
       AND THE SHAREHOLDERS................................................................  4
       3.1.    Standing and Authority for the Business.....................................  4
       3.2.    All Assets Being Acquired...................................................  4
       3.3.    Authority for Agreement.....................................................  4
       3.4.    No Breach or Default........................................................  5
       3.5. [INTENTIONALLY OMITTED]........................................................  5
       3.6.    Liabilities.................................................................  5
       3.7.    Conduct of the Business.....................................................  5
       3.8.    Permits and Licenses........................................................  6
       3.9.    Affiliate...................................................................  6
       3.10.   Fixed Assets and Facility Property..........................................  6
       3.11.   [INTENTIONALLY OMITTED.]....................................................  7
       3.12.   Assumed Contracts and Agreements; Adverse Restrictions......................  7
       3.13.   Personnel...................................................................  7
       3.14.   Benefit Plans and Union Contracts...........................................  7
       3.15.   Taxes.......................................................................  8
       3.16.   Copies Complete; Consents and Approvals.....................................  8
       3.17.   Customers, Billings, Current Receipts and Receivables.......................  8
       3.18.   [INTENTIONALLY OMITTED].....................................................  9
       3.19.   Closing Date Debt...........................................................  9
       3.20.   Compliance With Laws........................................................  9
       3.21.   Patents, Trademarks, Trade Names, etc.......................................  9
       3.22.   [INTENTIONALLY OMITTED.]....................................................  9
       3.23.   Suppliers and Customers.....................................................  9
       3.24.   Absence of Certain Business Practices....................................... 10
       3.25.   Disclosure Schedules........................................................ 10


                                                                                            Page

       3.26.   No Misleading Statements.................................................... 10
       3.27.   Accurate and Complete Records............................................... 10
       3.28.   Knowledge................................................................... 10
       3.29.   Brokers; Finders............................................................ 10

4.     REPRESENTATIONS AND WARRANTIES OF WCI AND BUYER..................................... 11
       4.1.    Existence and Good Standing................................................. 11
       4.2.    No Contractual Restrictions................................................. 11
       4.3.    Authorization of Agreement.................................................. 11
       4.4.    No Misleading Statements.................................................... 11
       4.5.    Brokers; Finders............................................................ 12

5.     CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE................................ 12
       5.1.    Representations and Warranties.............................................. 12
       5.2.    Conditions.................................................................. 12
       5.3.    No Material Adverse Change.................................................. 12
       5.4.    No Litigation............................................................... 12
       5.5.    Other Deliveries............................................................ 12
       5.6.    Consents to Transfer; Governmental Approvals................................ 12
       5.7.    Release of Security Interests............................................... 12
       5.8.    Bulk Sales Compliance....................................................... 13

6.     CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE............................... 13
       6.1.    Representations and Warranties.............................................. 13
       6.2.    Conditions.................................................................. 13
       6.3.    No Litigation............................................................... 13
       6.4.    Other Deliveries............................................................ 13
       6.5.    Consents to Transfer; Governmental Approvals................................ 13

7.     CLOSING DELIVERIES.................................................................. 13
       7.1.    Buyer's Deliveries.......................................................... 14
       7.2.    Seller's Deliveries......................................................... 14

8.     ADDITIONAL COVENANTS OF WCI, BUYER, SELLER AND THE
       MEMBERS AND THE SHAREHOLDERS........................................................ 15
       8.1.    Confidentiality............................................................. 15
       8.2.    Professional, Brokers and Finders Fees...................................... 15
       8.3.    Payments Received After Closing Date........................................ 15
       8.4.    Books and Records........................................................... 15

9.     INDEMNIFICATION..................................................................... 15
       9.1.    Indemnity by Seller, the Members and the Shareholders....................... 15


                                                                                            Page

       9.2.    Limitations on Seller's and the Members' and Shareholders' Indemnities...... 16
       9.3.    Indemnity by WCI............................................................ 17
       9.4.    Limitations on WCI's Indemnities............................................ 17
       9.5.    Notice of Indemnity Claim................................................... 18
       9.6.    Survival of Representations, Warranties and Agreements...................... 19
       9.7.    No Exhaustion of Remedies or Subrogation; Right of Set Off.................. 19

10.    OTHER POST-CLOSING COVENANTS OF SELLER, THE MEMBERS, THE
       SHAREHOLDERS, WCI AND BUYER......................................................... 20
       10.1.   Restrictive Covenants....................................................... 20
       10.2.   Rights and Remedies Upon Breach............................................. 21

11.    EXCLUSIVE NEGOTIATIONS.............................................................. 23

12.    GENERAL............................................................................. 23
       12.1.   Additional Conveyances...................................................... 23
       12.2.   Assignment.................................................................. 23
       12.3.   [INTENTIONALLY OMITTED.].................................................... 23
       12.4.   Counterparts................................................................ 23
       12.5.   Notices..................................................................... 23
       12.6.   Attorneys' Fees............................................................. 24
       12.7.   Applicable Law.............................................................. 24
       12.8.   Payment of Fees and Expenses................................................ 24
       12.9.   Incorporation by Reference.................................................. 24
       12.10.  Captions.................................................................... 24
       12.11.  Number and Gender of Words.................................................. 24
       12.12.  Entire Agreement............................................................ 25
       12.13.  Waiver...................................................................... 25
       12.14.  Construction................................................................ 25

13.    GLOSSARY............................................................................ 25


                            ASSET PURCHASE AGREEMENT


        ASSET PURCHASE AGREEMENT, dated as of September 18, 1998, entered into by and among Waste Connections, Inc., a Delaware corporation ("WCI"), Waste Connections of Nebraska, Inc., a Delaware corporation ("BUYER"), Affiliated Waste Services, L.L.C., a Nebraska limited liability company ("SELLER"), Leroy's Sanitary Service, Inc., a Nebraska subchapter S corporation, Elden's Sanitary Service, Inc., a Nebraska subchapter S corporation and Dennis' Sanitary Service, Inc., a Nebraska subchapter S corporation (the "MEMBERS"), and LeRoy Hintz and Janice Hintz, husband and wife, Dennis J. Mrsny and Mary Mrsny, husband and wife, and Elden W. Mrsny and Doris Mrsny, husband and wife (the "SHAREHOLDERS").

        WHEREAS, Seller is engaged in the collection and transport of solid waste in the City of Norfolk, Nebraska (the "BUSINESS");

        WHEREAS, the Members own all of the membership interests of the Seller and the respective Shareholders own all of the issued and outstanding capital of the respective Members; and

        WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, substantially all of the assets, properties, rights, privileges and interests owned leased, held or used by Seller in connection with the operation of the Business except certain nonbusiness related assets.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

        1.     PURCHASE AND SALE OF ASSETS.

               1.1. SALE AND TRANSFER OF ASSETS. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing on the Closing Date (as defined below) Seller shall convey, transfer, deliver and assign to Buyer, and Buyer shall accept from Seller all of the assets, rights, privileges and interests, tangible, intangible, real, personal or mixed, and wherever located, now or hereafter owned, leased, held or used primarily in connection with the ownership, operation and management of the Business, including without limitation (collectively, the "ASSETS"):

                         (a) the trucks, containers, operating machinery and equipment, processing equipment, shop tools, parts, supplies, accessories, inventory, physical assets and other tangible personal property used primarily in connection with the ownership, operation and management of the Business (the "FIXED ASSETS");

                         (b) all of Seller's right, title and interest in and to contracts, leases, agreements, customer accounts (but not accounts receivable), commitments and arrangements specifically identified in Schedule 1.1(b) as contracts contemplated to be assumed by Buyer pursuant to this Agreement (the "ASSUMED CONTRACTS");

                         (c) all permits, licenses, titles (including motor vehicle titles and current registrations), fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents from any and all governmental authorities constituting a material authorization or entitlement or otherwise material to the operation or management of the Business owned by, issued to, or held by or otherwise benefiting Seller as are transferable by their respective terms (the "GOVERNMENTAL PERMITS");

                         (d) all customer lists of Seller relating to the Business;

                         (e) Seller's right, title and interest in and to the logos, trade names, fictitious business names and service marks used by Seller, including without limitation, any right the Seller may have to use the name "Affiliated Waste";

                         (f)     the goodwill of the Business;

                         (g) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any of the Assets and all books and records primarily used in connection with the operation of the Business; and

                         (h) All operating and financial records relating to the Business, including without limitation all ledgers, books of account, depreciation schedules, inventory information, copies of records relating to payables and receivables, cancelled checks, bank statements, equipment records, maintenance records, disposal records and information concerning customers.

Notwithstanding the foregoing, Buyer shall not acquire any interest in the cash, accounts receivable or accounts payable of the Seller as of the Closing Date, nor shall Buyer acquire any of the assets listed on Schedule 3.2 (the "EXCLUDED ASSETS").

               1.2. ASSUMPTION BY BUYER OF CERTAIN CONTRACTS. Buyer hereby assumes and agrees to pay, perform and discharge, from and after the Closing,
(i) all of the Closing Date Debt (as defined below) and (ii) all of the obligations, liabilities and commitments of Seller accruing from and after the Closing under or with respect to each Assumed Contract, but not including any obligation or liability for any breach thereof occurring prior to the Closing.

               1.3. EXCLUDED LIABILITIES. Except as expressly set forth herein, Buyer shall not assume or be bound by any other duties, responsibilities, obligations, indebtedness or other liabilities of Seller or to which Seller or any of the Assets or the Business may be bound or affected, of whatever kind or nature, whether known, unknown, contingent or otherwise, arising before, on or after the Closing Date (including without limitation trade payables and taxes arising from the operation of the Business prior to the Closing or to the sale of the Assets) (the "EXCLUDED LIABILITIES") except, as to obligations and liabilities arising after the Closing only, those obligations and liabilities expressly assumed by Buyer pursuant to Section 1.2.

               1.4. PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Assets shall be an amount equal to Two Million One Hundred Fifty Thousand Dollars ($2,150,000), minus the Closing Date Debt (as defined in
Section 3.19). The Purchase Price shall be paid as provided in Section 1.5. The cash portion of the Purchase Price paid at the Closing will be based on Schedule
3.19 as delivered at the Closing, which the parties understand will include only estimates of the Closing Date Debt. Within 30 days after the Closing Date, Buyer will determine the actual Closing Date Debt and will advise Seller of such actual amount. If the Purchase Price increases, Buyer will promptly pay any additional amount due to Seller in cash; if the Purchase Price declines, Seller will promptly repay any amount due to Buyer in cash.

               1.5. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable as follows: (i) One Million Six Hundred Fifty Thousand Dollars ($1,650,000), minus the Closing Date Debt, shall be paid in cash to the Seller at the Closing by wire transfer; (ii) WCI shall pay the Closing Date Debt by wire transfer to the holders of such debt; and (iii) WCI shall deliver to the Seller a number of shares (the "SHARES") of WCI's Common Stock, $0.01 par value ("WCI STOCK") in an amount equal to five hundred thousand dollars ($500,000) divided by the Average Closing Price (as hereinafter defined). The Average Closing Price (the "AVERAGE CLOSING PRICE") is the average of the closing price of WCI Stock as quoted on the NASDAQ Stock Market for the three (3) successive trading days for which a closing price is quoted ending on the second trading day prior to the Closing Date (as hereinafter defined). The Average Closing Price and the number of shares of WCI Stock to be delivered at the Closing shall be appropriately adjusted in the event of any change in WCI Stock between the first day for which a closing price is quoted in determining the Average Closing Price and the Closing Date, including without limitation any stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger or consolidation. WCI shall not be obligated to issue any fractional share equal to the Average Closing Price multiplied by the fraction of a share of WCI Stock that would otherwise be issued.

               1.6. CERTAIN TAXES. Buyer and Seller shall each pay one-half of any and all sales, use, excise, transfer and conveyance taxes payable or assessable in connection with or as a result of the transfer of the Assets under the terms of this Agreement and the transactions contemplated hereby or as otherwise provided by law, except that the Buyer shall pay all of the sales, use, excise, transfer and conveyance taxes on the vehicles transferred. Buyer shall not be responsible for any business, occupation, withholding, possessory interest or similar tax or assessment or any other tax or fee of any kind relating to any period on or prior to the Closing Date with respect to Seller, the Assets or the ownership, operation or management of the Business.

               1.7. ALLOCATION OF PURCHASE PRICE. The parties hereto agree that Fifteen

Thousand Dollars ($15,000) of the Purchase Price shall be allocated to the covenant not to compete described in Section 10.1(a).

               1.8. PRORATIONS. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 90 days thereafter, the personal property taxes, water, gas, electricity and other utilities, local business or other license fees or taxes, merchants' association dues and other similar periodic charges payable with respect to the Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. The Seller's prorated share of the personal property taxes shall be payable notwithstanding the fact that such tax may become payable after the Closing Date, and such tax shall be paid to Buyer or the appropriate taxing authority on or prior to the date on which such tax becomes due.

        2.     CLOSING TIME AND PLACE

        Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "CLOSING") shall take place concurrent with the execution of this Agreement or on such later date (the "CLOSING DATE") within ten days after the consents required by Section 5.6 have been obtained as Buyer and Seller shall agree through an exchange of consideration and signed documents using overnight courier service. At the Closing, Buyer and Seller shall deliver to each other the documents, instruments and other items described in Section 7 of this Agreement. For tax and financial reporting purposes, the Closing will be deemed effective September 1, 1998.

        3. REPRESENTATIONS AND WARRANTIES OF SELLER, THE MEMBERS AND THE SHAREHOLDERS

        Seller, the Members and the Shareholders, jointly and severally, (i) represent and warrant that each of the following representations and warranties is true as of the date hereof, and (ii) agree that such representations and warranties shall survive the Closing for the periods specified herein.

               3.1. STANDING AND AUTHORITY FOR THE BUSINESS. Seller is duly organized, validly existing and in good standing under the laws of the State of Nebraska, and has full power and authority to own and lease the Assets and to carry on the Business as now conducted. Seller is not required to be qualified or licensed to conduct business as a foreign company in any other jurisdiction.

               3.2. ALL ASSETS BEING ACQUIRED. The Assets being acquired by Buyer hereunder constitute all of the assets of Seller used and necessary to conduct and operate the Business as presently conducted and operated (other than certain assets described at the end of Section 1.1 or set forth on Schedule 3.2, which are the Excluded Assets).

               3.3. AUTHORITY FOR AGREEMENT. Seller and each of the Members and Shareholders have full right, power and authority to enter into this Agreement and to perform its, his or her obligations hereunder. The execution and delivery of this Agreement by Seller has been duly authorized by its managers, members and their respective shareholders, officers and directors. This Agreement has been duly and validly executed and delivered by Seller and each of the Members and Shareholders and, subject to the due authorization, execution and delivery by WCI and Buyer, constitutes the legal, valid and binding obligation of Seller and each of the Members and Shareholders, enforceable against Seller and each of the Members and the Shareholders in accordance with its terms.

               3.4. NO BREACH OR DEFAULT. Except as disclosed on Schedule 3.4, the execution and delivery by Seller and each of the Members and Shareholders of this Agreement, and the consummation by Seller and each of the Members and Shareholders of the transactions contemplated hereby, will not after the giving of notice, or the lapse of time or otherwise:

                         (a) result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which Seller or any of the Members or Shareholders is a party, or by which Seller or the Assets, are or may be bound or affected; or

                         (b) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority;

                         (c) violate the Articles of Organization or Operating Agreement of Seller; or

                         (d) violate any agreements to which Seller or any Member or Shareholder is a party relating to the Assets and the Business.

               3.5.      INTENTIONALLY OMITTED.

               3.6. LIABILITIES. There are no material liabilities related to the Assets or the Business, except those described on Schedule 3.6, Part I hereto. There are no claims, suits or proceedings pending against the Seller relating to the Business or the Assets, except those described on Schedule 3.6,
Part II hereof. There are no liens, claims, or encumbrances secured by any of the Assets, except those listed on Schedule 3.6, Part III hereof.

               3.7. CONDUCT OF THE BUSINESS. Except as set forth on Schedule 3.7, since the Balance Sheet Date and prior to the date hereof:

                         (a) The Business has been conducted only in the ordinary course;

        and

                         (b) There has been no change in Seller's financial condition, the Assets, liabilities (contingent or otherwise), income or operations of Seller relating to the Business other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse, or which could have a material adverse effect on the financial condition, Assets, liabilities (contingent or otherwise), income or operations of the Business.

               3.8.      PERMITS AND LICENSES.

                         (a) No permits, licenses, franchises, titles (except the motor vehicle titles and current registration certificates, copies of which are attached hereto as Schedule 3.8(a)) or any other similar documents are necessary to operate the Business as it is currently conducted or to use the Assets as they are currently used, and the Seller has no such permits.

                         (b) As Schedule 3.8(b), Seller has delivered to Buyer:
        (i) all records, notifications, reports, permit and license applications, engineering and geologic studies, and environmental impact reports, tests or assessments (collectively, "RECORDS, NOTIFICATIONS AND REPORTS") that (A) are material to the operation of the Business, or (B) relate to the discharge or release of materials into the environment and/or the handling or transportation of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (C) were filed with or submitted to appropriate governmental agencies during the past five years by Seller or their agents, and (ii) all material notifications from such governmental agencies to Seller or their agents in response to or relating to any of such Records, Notifications and Reports.

               3.9. AFFILIATE. For purposes of this Agreement, the term "AFFILIATE" means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such person, and in the case of Seller includes directors and officers, in the case of individuals includes the individual's spouse, father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren, and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.

               3.10.     FIXED ASSETS AND FACILITY PROPERTY.

                         (a) The Assets constitute substantially all the assets (other than the Excluded Assets) of Seller used in the Business. Except as described on Schedule 3.10(a), all of Seller's containers, vehicles, machinery and equipment necessary for the operation of the Business are in good working order and condition, normal wear and tear excepted, and all of the motor vehicles and other rolling stock of Seller is in material compliance with all applicable laws, rules and regulations. All such vehicles, machinery and equipment are substantially fit for the purposes for which they are utilized and are free from defects which could cause them to fail.

                         (b) Seller has good, valid and marketable title to the Assets, free of any encumbrance or charge of any kind except: (i) liens for current taxes not yet due; and (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value of the property subject thereto, do not materially impair the value of the Business or the Assets, and have arisen only in the ordinary course of business and consistent with past practice. Neither the Seller, the Shareholders nor the Members is a party to any leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity other than Buyer the right to acquire, occupy or possess, now or in the future, any Assets, or any portion thereof, or create in or confer on any person or entity any right, title or interest in the Assets or in any portion thereof.

               3.11.     [INTENTIONALLY OMITTED.]

               3.12. ASSUMED CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS. Except as disclosed on Schedule 3.12(a), the Assumed Contracts are in full force and effect and binding upon the parties thereto. Except as described or cross referenced on Schedule 3.12(a), neither Seller nor, to Seller's or any of the Members' or Shareholders' knowledge, any other parties to such Assumed Contracts is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified Seller or any of the Shareholders of a default thereunder, or exercised any options thereunder.

               3.13. PERSONNEL. Schedule 3.13 is a complete list, as of the Closing Date, of all employees (by type or classification) of Seller relating to the Business and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with employees. Schedule
3.13 also lists the driver's license number for each driver of motor vehicles used in the Business.

               3.14.     BENEFIT PLANS AND UNION CONTRACTS.

                         (a) Except as listed in Schedule 3.14(a), Seller has no employee benefit plans relating to the Business, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements.

                         (b) There are no union contracts and agreements between Seller and any collective bargaining group relating to the Business. In the operation of the Business, Seller is in compliance in all material respects with all applicable federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice. There is no charge pending nor, to Seller's, the Shareholders' or the Members' knowledge, is there any charge threatened against Seller relating to the Business before any court or agency and alleging unlawful discrimination in employment practices, nor are there any charges or proceedings with regard to any unfair labor practice relating to the Business that is pending before the National Labor Relations Board.

               3.15.     TAXES.

                         (a) Seller has timely filed all requisite federal, state, local and other tax and information returns due for all fiscal periods ended on or before the date hereof or the time for filing such returns has been extended to the date set forth on Schedule 3.15. All such returns are accurate and complete. Except as set forth on Schedule 3.15, there are no open years, examinations in progress, extensions of any statute of limitations or claims against Seller relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the date hereof and no notice of any claim for taxes has been received. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal income, and state franchise, income and sales tax returns of Seller for the last three fiscal years are attached as part of Schedule
        3.15. Seller has not been contacted by any federal, state or local taxing authority regarding a prospective examination.

                         (b) Except as set forth on Schedule 3.15 (which schedule also includes the amount due) Seller has duly paid all taxes and other related charges required to be paid prior to the Closing Date.

                         (c) Seller has withheld all required amounts from their employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws. All required federal, state and local and other returns with respect to income tax withholding, social security, and unemployment tax es have been duly filed by Seller for all periods for which returns are due, and the amounts shown on all such returns to be due and payable have been paid in full.

               3.16. COPIES COMPLETE; CONSENTS AND APPROVALS. Except as disclosed on Schedule 3.16, the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to Buyer by Seller in connection with the transactions contemplated hereby are complete and accurate as of the date hereof and are true and correct copies of the originals thereof. None of such leases, instruments, agreements, licenses, permits, site assessments, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby, except such consents and approvals as are listed on Schedule 3.16, all of which will have been obtained prior to the Closing Date.

               3.17.     CUSTOMERS, BILLINGS, CURRENT RECEIPTS AND RECEIVABLES.
Schedule 3.17 is current, accurate and complete list of, and includes:

                         (a) the customers of the Business that Seller serves on an ongoing basis, including name, location and current billing rate, as of the date hereof; and

                         (b) an accurate and complete aging of all accounts and notes receivable from customers as of the last day of the month preceding the date hereof, showing amounts due in 30-day aging categories.

Since the Balance Sheet Date, Seller has not lost any customers and no customers have threatened or otherwise indicated to Seller that they intend to discontinue doing business with Seller.

               3.18.     [INTENTIONALLY OMITTED]

               3.19. CLOSING DATE DEBT. At the Closing, Seller shall prepare and deliver to Buyer Schedule 3.19, which shall set forth the amount of (i) the aggregate debt (excluding trade payables) of Seller outstanding on the Closing Date relating to the Business, which debt will be repaid at or immediately after the Closing Date, including in each case all interest accrued through and including the Closing Date and all prepayment penalties to be incurred in connection with the repayment of any such debt required to be repaid, plus (ii) the present value of all capitalized lease obligations (determined in accordance with generally accepted accounting principles) included in the Assumed Contracts or encumbering the Assets and (iii) the present value, discounted at the lease rate factor, if known, inherent in the lease or, if the lease rate factor is not known, at the rate charged to Seller by a third party lender in connection with its most recent borrowing to finance equipment, of all lease obligations that are not capitalized lease obligations included in the Assumed Contracts or encumbering the Assets (the "CLOSING DATE DEBT").

               3.20. COMPLIANCE WITH LAWS. Except as disclosed on Schedule 3.20, Seller has complied in all material respects with, and Seller is presently in compliance in all material respects with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental

Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to Seller relating to the Business (collectively "LAWS"), including, but not limited to, Laws relating to the public health, safety or protection of the environment, and there has been no assertion by any party that Seller is in material violation of any Laws.

               3.21. PATENTS, TRADEMARKS, TRADE NAMES, ETC. Seller has no licenses, patents, trademarks, service marks, or copyrights (other than licenses to use software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). Seller uses the name "Affiliated Waste." Neither Seller nor any of the Members or Shareholders knows or has any reason to believe that there are any claims of third parties to the use of such name or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

               3.22.     [INTENTIONALLY OMITTED.]

               3.23. SUPPLIERS AND CUSTOMERS. The relations between Seller and the customers of the Business are good. Seller has no knowledge of any fact (other than general economic and industry conditions) which indicates that any of the suppliers supplying products, components, materials or providing use of, or access to, landfills or disposal sites to Seller intends to cease providing such items to Seller, nor does Seller have knowledge of any fact (other than general economic and industry conditions) which indicates that any of the customers of the Business intends to terminate, limit or reduce its business relations with Seller relating to the Business.

               3.24. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Seller nor any of the Shareholders has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business in connection with any actual or proposed transaction which (a) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had a material adverse effect on the financial condition, business or results of operations of the Business, or (c) if not continued in the future, might materially and adversely affect the financial condition, business or operations of the Business or which might subject Buyer to suit or penalty in any private or governmental litigation or proceeding.

               3.25. DISCLOSURE SCHEDULES. Any matter disclosed by Seller on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

               3.26. NO MISLEADING STATEMENTS. The representations and warranties of Seller and the Shareholders contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to Buyer and their representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

               3.27. ACCURATE AND COMPLETE RECORDS. The books, ledgers, financial records and other records of Seller relating to the Business:

                         (a) have been made available to Buyer and its agents at Seller's offices or at the offices of Buyer's attorneys or Seller's attorneys;

                         (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

                         (c) are accurate and complete, reflect all material transactions.

               3.28. KNOWLEDGE. Wherever reference is made in this Agreement to the "knowledge" of Seller or the Shareholders or the Members, such term means the actual knowledge of Seller, the Members or the Shareholders or any director, officer or management employee of Seller or the Members whose duties relate to the Business, or any knowledge which should have been obtained by Seller, the Members or the Shareholders or such employee upon reasonable inquiry by a reasonable business or person.

               3.29. BROKERS; FINDERS. No person has acted directly or indirectly as a broker or finder for Seller, the Members or the Shareholders in connection with the transactions contemplated by this Agreement. Any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller, the Members or the Shareholders shall be paid by them outside of the Closing.

        4.     REPRESENTATIONS AND WARRANTIES OF WCI AND BUYER

        WCI and Buyer, jointly and severally, represent and warrant to Seller that each of the following representations and warranties is true as of the date hereof, and agree that such representations and warranties shall survive the
Closing:

               4.1. EXISTENCE AND GOOD STANDING. WCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to transact business as a foreign corporation in the State of Nebraska. WCI and Buyer each has full power and authority to carry on its respective business as presently conducted.

               4.2. NO CONTRACTUAL RESTRICTIONS. No provisions exist in any article, document or instrument to which WCI or Buyer is a party or by which WCI or Buyer is bound which would be violated by consummation of the transactions contemplated by this Agreement.

               4.3. AUTHORIZATION OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by WCI and Buyer, and, subject to the due authorization, execution and delivery by Seller and each of the Members and the Shareholders, constitutes a legal, valid and binding obligation of WCI and Buyer, enforceable against WCI and Buyer in accordance with its terms. Each of WCI and Buyer has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and to carry on the Business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; (b) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Buyer or WCI; or (c) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which Buyer or WCI is a party or by which either is bound.

               4.4. NO MISLEADING STATEMENTS. The representations and warranties of WCI and Buyer contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to Seller and the Shareholders and their representatives pursuant hereto are complete and accurate in all material respects, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

               4.5. BROKERS; FINDERS. No person has acted directly or indirectly as a broker, finder or financial advisor for WCI or the Buyer in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of WCI or the Buyer.

        5.     CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

        The obligations of Buyer under this Agreement are subject to the satisfaction, at or before Closing, of all of the following conditions precedent, unless waived in writing by Buyer:

               5.1. REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller contained in this Agreement or in any Exhibit, Schedule or certificate delivered by Seller under this Agreement shall be true, correct and complete on and as of the date when made, shall be deemed to be made again on the Closing Date, if later than the date hereof, and shall then be true, correct and complete in all material respects as of the Closing Date, if later than the date hereof.

               5.2. CONDITIONS. Seller shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

               5.3. NO MATERIAL ADVERSE CHANGE. Since the date of the this Agreement, there shall not have been any material adverse change in the condition (financial or otherwise) of the Business or the Assets.

               5.4. NO LITIGATION. None of the transactions contemplated hereby shall have been enjoined by any court or by any federal or state governmental branch, agency, commission or regulatory authority and no suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.

               5.5. OTHER DELIVERIES. Seller shall have delivered the items that it is required to deliver under Section 7 of this Agreement.

               5.6. CONSENTS TO TRANSFER; GOVERNMENTAL APPROVALS. Each party whose consent is required to the transactions contemplated by this Agreement, including without limitation (if applicable) each party to any contract relating to the Assets or the Business, each municipality or other jurisdiction that has granted a franchise to the Corporation and each jurisdiction issuing or granting any other Governmental Permit, shall have consented to such transactions, and every other Required Governmental Consent shall have been obtained.

               5.7. RELEASE OF SECURITY INTERESTS. All security interests in the Assets of Seller that have been created in favor of financial institutions or other lenders to secure indebtedness of any of Seller shall have been released, subject, where applicable to payment of the Closing Date Debt.

               5.8. BULK SALES COMPLIANCE. If applicable, the Bulk Sales Law of Nebraska shall have been complied with to the reasonable satisfaction of Buyer, or such compliance shall have been waived by Buyer.

        6.     CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

        The obligations of Seller under this Agreement are subject to the satisfaction, at or before Closing, of all of the following conditions precedent, unless waived in writing by Seller:

               6.1. REPRESENTATIONS AND WARRANTIES. All representations and warranties of WCI and Buyer contained in this Agreement or in any statement, Exhibit, Schedule, certificate or document delivered by WCI or Buyer under this Agreement shall be true, correct and complete on and as of the date when made and at all times prior to the Closing Date, shall be deemed to be made again on the Closing Date if later than the date hereof, and shall then be true, correct and complete in all material respects as of the Closing Date if later than the date hereof.

               6.2. CONDITIONS. Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

               6.3. NO LITIGATION. None of the transactions contemplated hereby shall have been enjoined by any court or by any federal or state governmental branch, agency, commission or regulatory authority and no suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.

               6.4. OTHER DELIVERIES. Buyer shall have delivered the items that it is required to deliver under Section 7 of this Agreement.

               6.5. CONSENTS TO TRANSFER; GOVERNMENTAL APPROVALS. Each party whose consent is required to the transactions contemplated by this Agreement, including without limitation (if applicable) each party to any contract relating to the Assets or the Business, each municipality or other jurisdiction that has granted a franchise to the Corporation and each jurisdiction issuing or granting any other Governmental Permit, shall have consented to such transactions, and every other Required Governmental Consent shall have been obtained.

        7.     CLOSING DELIVERIES

        At the Closing, the respective parties shall make the deliveries indicated:

               7.1.      BUYER'S DELIVERIES.

                         (a) Buyer shall deliver the cash portion of the Purchase Price required to be delivered on the Closing Date pursuant to
        Section 1.5 and the WCI Stock to Seller.

                         (b) WCI and Buyer shall deliver resolutions of their respective Boards of Directors or the Executive Committee of their respective Boards of Directors, certified by the Secretary or an Assistant Secretary of each such corporation, authorizing WCI and Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                         (c) Buyer shall execute and deliver to Seller an Assignment and Assumption Agreement in form reasonably acceptable to Seller pursuant to which Buyer assumes Seller's obligations under the Assumed Contracts.

                         (d) Buyer shall cause the Closing Date Debt to be paid.

               7.2.      SELLER'S DELIVERIES.

                         (a) Seller shall deliver to Buyer (and/or its designee) an executed bill of sale or bills of sale and other instruments of transfer and conveyance for the full and complete transfer, conveyance, assignment and delivery to Buyer on the Closing Date of all of Seller's right, title and interest in and to all of the Assets, accompanied by all third party consents required with respect thereto, including, without limitation, written evidence of the release of the liens and encumbrances with respect to the Assets, subject, where applicable, to Buyer's payment of the Closing Date Debt;

                         (b) Seller shall deliver to Buyer an executed assignment or transfer of the Assumed Contracts and Governmental Permits accompanied by all third party consents required with respect thereto;

                         (c) Seller shall deliver to Buyer (and/or its designee) all motor vehicle registrations and ownership documents for the motor vehicles being acquired by Buyer;

                         (d) Seller shall deliver to Buyer an opinion of counsel for Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 7.2(d).

                         (e) Seller shall execute and deliver such other documents and instruments as are reasonably requested by WCI or Buyer in order to consummate the transactions contemplated by this Agreement.

                         (f) Seller shall deliver to Buyer evidence satisfactory to Buyer showing that all written employment contracts and all oral employment contracts other than those that are terminable "at will" without payment of severance (other than normal severance benefits approved by Buyer) or other benefits with non-union employees of Seller (including, without limitation, rights to obtain equity in the Business or Assets) have been terminated, effective on or before the Closing Date.

        8.     ADDITIONAL COVENANTS OF WCI, BUYER, SELLER AND THE
               MEMBERS AND THE SHAREHOLDERS

               8.1. CONFIDENTIALITY. None of the parties hereto shall disclose or make any public announcements of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of WCI, in the case of disclosure by the Seller, the Members or the Shareholders, or the Seller, in the case of disclosure by WCI or Buyer, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify the others at least 24 hours before such disclosure or announcement is expected to be made.

               8.2. PROFESSIONAL, BROKERS AND FINDERS FEES. Each party shall pay and be responsible for its own professional, broker's, finder's or financial advisory fees incurred by such party in connection with the transactions contemplated by this Agreement.

               8.3. PAYMENTS RECEIVED AFTER CLOSING DATE. Any payments received by Buyer relating to receivables retained by Seller which are so identified as belonging to Seller or which are designated for payment of a specific invoice, bill, order or otherwise of Seller shall be delivered by Buyer to Seller on a weekly basis at the address listed for Seller in Section 12.5 below or at such other address as Seller shall specify by notice to Buyer.

               8.4. BOOKS AND RECORDS. Until the expiration of five (5) years from the Closing Date (and, if at the expiration thereof any tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or judicial proceeding is in progress or such statutory period is extended), Buyer will retain and, as Seller may reasonably request, permit Seller and its agents to inspect and copy, at Seller's expense, all books and records acquired by Buyer hereunder that pertain to the matter in question or which otherwise relate to the period preceding the Closing Date. Until the expiration of five (5) years from the Closing Date (and, if at the expiration thereof any tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended, for such longer period as such audit or judicial proceeding is in progress or such statutory period is extended), Seller will retain and, as WCI or Buyer may reasonably request, permit WCI or Buyer and their agents to inspect and copy, at WCI or Buyer's expense, all books and records retained by Seller hereunder that pertain to the matter in question or which otherwise relate to the period preceding the Closing Date.

        9.     INDEMNIFICATION

               9.1. INDEMNITY BY SELLER, THE MEMBERS AND THE SHAREHOLDERS. Subject to Section 9.2, Seller and Members and the Shareholders covenant and agree that they will, jointly and severally, indemnify and hold harmless WCI and Buyer and their respective directors, officers and agents and their respective successors and assigns (collectively the "WCI INDEMNITEES"), from and after the Closing Date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) and expenditures ("LOSSES") identified by a Indemnitee with respect to each of the following contingencies until the expiration of the applicable statute of limitations (all, the "WCI INDEMNITY EVENTS"):

                         (a) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller or the Members or the Shareholders pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to WCI or Buyer pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, WCI or Buyer relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

                         (b) Any liability for Seller's, the Shareholders' or the Members' violation or alleged violation of any state, local or federal law or regulation that occurred in connection with the use of the Assets or the operation of the Business, including, but not limited to, laws related to the environment or hazardous materials.

                         (c) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

               9.2. LIMITATIONS ON SELLER'S AND THE MEMBERS' AND SHAREHOLDERS' INDEMNITIES.

                         (a) Subject to the provisions of 9.2(b) hereof, the obligations of the Shareholder to indemnify the WCI Indemnitees as provided in Section 9.1 shall be equal to the amount by which the cumulative amount of all Losses with respect to any or all WCI Indemnity Events exceed $25,000 (the "GENERAL DEDUCTIBLE AMOUNT"); provided, that the amount of any obligation of indemnity arising pursuant to Section 9.1(a) with respect to any representation, warranty or covenant contained in Sections 3.1 through 3.4, 3.10(b), 3.15 and 3.19 hereof shall not be subject to the General Deductible Amount.

                         (b) The maximum amount which the WCI Indemnitees can recover as a result of one or more WCI Indemnity Events pursuant to the provisions hereof for Claims shall not in the aggregate exceed the Purchase Price.

                         (c) The amount to which the WCI Indemnitees may become entitled hereunder shall be net of any recovery (whether by way of payment, discount, credit, setoff, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxation authority) in respect of such Claim. Any such recovery shall be promptly repaid by the WCI Indemnitees to the Indemnifying Party, less all reasonable costs, charges and expenses incurred by the WCI Indemnitees in obtaining such recovery from the third party.

                         (d) The WCI Indemnitees will use commercially reasonable efforts to mitigate the Losses to which they may become entitled to indemnification hereunder.

               9.3. INDEMNITY BY WCI. WCI, subject to the limitations set forth in Section 9.4, covenants and agrees that it will indemnify and hold harmless the Seller, the Shareholders and the Members and their respective successors and assigns (collectively the "SELLER INDEMNITEES"), from and after the Closing Date, against any and all Losses identified by a Seller or asserted by a Seller Indemnitee in litigation commenced against WCI provided that in either case any such Claims Notice shall be given or the litigation commenced prior to the expiration of the applicable statute of limitations (irrespective of the date of discovery), with respect to each of the following contingencies (all, the "SELLER INDEMNITY EVENTS"):

                         (a) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of WCI or Buyer pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to the Seller, the Shareholders or the Members pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, the Seller, the Shareholders or the Members relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

                         (b) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

               9.4.      LIMITATIONS ON WCI'S INDEMNITIES.

                         (a) Subject to the provisions of 9.4(b) hereof, the obligations of WCI to indemnify the Seller Indemnitees as provided in
        Section 9.3 shall be equal to the amount by which the cumulative amount of all Losses with respect to any or all Seller Indemnity Events exceed the General Deductible Amount.

                         (b) The maximum amount which the Seller can recover as a result of one or more Seller Indemnity Events shall not exceed the Purchase Price, and the liabilities of each Shareholder shall be limited to the amount of the Purchase Price received by such Shareholder.

                         (c) The amount to which the Seller Indemnitees may become entitled hereunder shall be net of any recovery (whether by way of payment, discount, credit, setoff, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxation authority) in respect of such Claim. Any such recovery shall be promptly repaid by the Seller Indemnitees to WCI, less all reasonable costs, charges and expenses incurred by the Seller Indemnitees in obtaining such recovery from the third party.

                         (d) The Seller Indemnitees will use commercially reasonable efforts to mitigate the Losses to which they may become entitled to indemnification hereunder.

               9.5.      NOTICE OF INDEMNITY CLAIM.

                         (a) In the event that any claim ("CLAIM") is hereafter asserted against or arises with respect to any WCI Indemnitee or Seller Indemnitee (an "INDEMNITEE") as to which such Indemnitee may be entitled to indemnification hereunder, such Indemnitee shall notify Seller and the Members and the Shareholders or WCI, as applicable (collectively, the "INDEMNIFYING PARTY") in writing thereof (the "CLAIMS

        NOTICE") within 30 days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or (iii) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

                         (b) The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) do not exceed the limit set forth in Section 9.2 or 9.4, as applicable, at the time the Claim is made, by the Indemnifying Party's own counsel. Indemnitee may participate, at Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

                         (c) If, within 20 days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have elected to defend the Claim, Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within 30 days reimburse Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

                         (d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 9.5 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

                         (e) In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the

        Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

               9.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "REPRESENTATIONS AND WARRANTIES") and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby. The parties hereto in executing and delivering and in carrying out the provisions of this Agreement are relying solely on the representations, warranties, Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein.

               9.7. NO EXHAUSTION OF REMEDIES OR SUBROGATION; RIGHT OF SET OFF. Seller and the Members and the Shareholders waive any right to require any Indemnitee to (i) proceed against any other person or (iii) pursue any other remedy whatsoever in the power of any Indemnitee. Buyer may, but shall not be obligated to, set off against any and all payments due Seller under this Agreement or any other agreement between the parties, any amount to which WCI, Buyer or any other Indemnitee is entitled to be indemnified hereunder with respect to any Indemnity Event. Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnities may have against Seller and the Members and the Shareholders or their successors.

        10. OTHER POST-CLOSING COVENANTS OF SELLER, THE MEMBERS, THE SHAREHOLDERS, WCI AND BUYER

               10.1. RESTRICTIVE COVENANTS. Seller, the Shareholders, the Members and Shareholders' and Members' Affiliates acknowledge that (i) WCI and Buyer, as the purchasers of the Assets (including the goodwill of the Business), are and will be engaged in the same business as the Business; (ii) Seller, the Shareholders, the Members and their Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted in the State of Nebraska and WCI and Buyer, directly and indirectly through their Affiliates, currently conduct business in Nebraska and intend, by acquisition or otherwise, to expand the Business into other geographic areas of Nebraska where it is not presently conducted; (iv) Seller, the Shareholders, the Members and their Affiliates have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 10.1 are essential to protect the Business and the goodwill being acquired; and (vi) Seller, the Shareholders, the Members and their Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this Section 10 will not impair such ability. Seller and the Shareholders and Members covenant and agree as set forth in (a), (b) and (c) below with respect to the Business:

                         (a) NON-COMPETE. For a period commencing on the Closing Date and terminating five years thereafter (the "RESTRICTED PERIOD"), Seller, the Shareholders, the Members and their Affiliates shall not, anywhere in the city of Norfolk, Nebraska or within an area within one hundred fifty (150) miles of the city limits of Norfolk, Nebraska (the "RESTRICTED TERRITORY"), directly or indirectly, acting individually or as the owners, shareholders, partners, or employees of any entity, (i) engage in the operation of a solid waste collection, transporting, disposal and/or composting business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee or lender; provided, however, that any of Seller or the Shareholders may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided none of Seller or the Members or Shareholders is a controlling person of, or member of a group which controls, such business and further provided that Seller and the Members and Shareholders do not, in the aggregate, directly or indirectly, own 5% or more of any class of securities of such business.

                         (b) CONFIDENTIAL INFORMATION. During the Restricted Period and thereafter, Seller, the Members and Shareholders and their Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business ("CONFIDENTIAL INFORMATION"), including without limitation, the existence of and terms of this Agreement, know-how, trade secrets, customer lists, supplier lists, details of the Assumed Contracts, pricing policies, operational methods, marketing plans or strategies, bidding practices and policies, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller or any of the Members or Shareholders, in breach of any agreement with Buyer, (ii) is general knowledge in the solid waste handling and landfill business and not specifically related to the Business, or (iii) is disclosed to Seller, the Shareholders or the Members by a third party lawfully in possession of such information.

                         (c) PROPERTY OF THE BUSINESS. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Seller or made available to Seller relating to the Business (other than those relating to the Excluded Assets or the Excluded Liabilities), but excluding any materials maintained by any attorneys for Seller prior to the Closing, shall be the property of WCI or Buyer as of the Closing Date and have been delivered or will be delivered or made available to WCI or Buyer at the Closing.

                         (d) NON-SOLICITATION. Without the consent of WCI, which may be granted or withheld by WCI in its discretion, Seller, the Members, Shareholders and their Affiliates shall not solicit any employees of WCI, Buyer or their Affiliates to leave the employ of WCI, Buyer or their Affiliates and join Seller, any of the Members or Shareholders or Affiliate in any business endeavor owned or pursued by any of them.

                         (e) NO DISPARAGEMENT. From and after the Closing Date, none of Seller nor the Members or Shareholders shall, in any way to any customer or employee of the Business or Buyer, denigrate or derogate WCI, Buyer or any of their subsidiaries, or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by Seller or the Members or Shareholders from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise. A statement shall be deemed denigrating or derogatory to any person if it adversely affects the regard or esteem in which such person or entity is held by such person. Without limiting the generality of the foregoing, none of Seller nor the Shareholders shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any customer or employee of the Business or Buyer. This paragraph does not apply to the extent that testimony is required by legal process, provided that WCI has received not less than five days' prior written notice of such proposed testimony, or such lesser actual notice as Seller or any Member or Shareholder shall have.

               10.2. RIGHTS AND REMEDIES UPON BREACH. If Seller, the Shareholders or any Affiliate breaches, or threatens to commit a breach of, any of the provisions of Section 10.1(a), (b) or (d) herein (the "RESTRICTIVE COVENANTS"), WCI and Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

                         (a) SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to WCI and Buyer and that money damages would not provide an adequate remedy to Buyer. Accordingly, in addition to any other rights or remedies, WCI and Buyer shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain Seller and the Shareholders from any violation thereof.

                         (b) ACCOUNTING. The right and remedy to require Seller and the Members and the Shareholders to account for and pay over to WCI or Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by Seller or the Members or the Shareholders as the result of any transactions constituting a breach of the Restrictive Covenants.

                         (c) SEVERABILITY OF COVENANTS. Seller and the Members and Shareholders acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                         (d) BLUE-PENCILING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

                         (e) ENFORCEABILITY IN JURISDICTION. WCI, Buyer, Seller and the Members and Shareholders intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of WCI, Buyer, Seller and the Members and Shareholders that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        11.    EXCLUSIVE NEGOTIATIONS

               Following execution of this Agreement, Seller and the Members and Shareholders shall not, and Seller shall not permit its employees or agents to, initiate, negotiate or discuss with any other person or entity the possible sale of all or substantially all of the Assets or the Business with any party other than Buyer. Seller and the Members and Shareholders hereby confirm that no person or entity presently has or may acquire any rights to purchase or otherwise acquire the Assets or the Business.

        12.    GENERAL

               12.1. ADDITIONAL CONVEYANCES. Following the Closing, Seller and Buyer shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as Buyer or Seller may reasonably request for the purpose of carrying out this Agreement. Seller will cooperate with WCI and Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

               12.2. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of WCI, Buyer and Seller and the heirs, legal representatives or assigns of the Members and Shareholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement. Buyer may assign some or all of its rights hereunder to another Affiliate of WCI.

               12.3.     [INTENTIONALLY OMITTED.]

               12.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

               12.5. NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified

U.S. mail or one business day following deposit with an air courier service:

If to Seller:       LeRoy Hintz
                    606 E. Norfolk
                    Norfolk, NE  68701-5512

With a copy to:     Charles W. Balsiger, Esq.
                    Balsiger & Carney
                    P.O. Box 17
                    900 Riverside Blvd.
                    Norfolk, NE  68702-0017

If to Buyer:        Waste Connections, Inc.
                    2260 Douglas Boulevard, Suite 280
                    Roseville, California 95661
                    Attention:  Ronald J. Mittelstaedt

With a copy to:     Robert D. Evans, Esq.
                    Shartsis, Friese & Ginsburg LLP
                    One Maritime Plaza, 18th Floor
                    San Francisco, California 94111

               12.6. ATTORNEYS' FEES. In the event of any dispute or controversy between WCI or Buyer on the one hand and Seller or the Members or Shareholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

               12.7. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska without regard to its conflict of laws provisions.

               12.8. PAYMENT OF FEES AND EXPENSES. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder.

               12.9. INCORPORATION BY REFERENCE. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

               12.10. CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

               12.11. NUMBER AND GENDER OF WORDS. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

               12.12. ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between Seller, the Shareholders, the Members, WCI and Buyer and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Seller, the Shareholders, the Members, WCI and Buyer acting through their officers, thereunto duly authorized.

               12.13. WAIVER. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

               12.14. CONSTRUCTION. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in California or Nebraska. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

        13. GLOSSARY. The definitions of the terms used below can be found at the Section indicated:

TERM                                         SECTION
----                                         -------
Act                                          1.6
Affiliate                                    3.9.
Assets                                       1.1.
Assumed Contracts                            1.1.(b)
Average Closing Price                        1.5
Business                                     First Recital
Buyer                                        Parties
Claim                                        10.3.(a)
Claims Notice                                10.3.(a)
Closing                                      2.
Closing Date                                 2.0


TERM                                         SECTION
----                                         -------

Closing Date Debt                            3.19.(a)
Confidential Information                     11.1.(b)
Employment Agreement                         8.1
Environmental Laws                           3.20.
Environmental Site                           10.1.
Environmental Site Losses                    10.1.
Excluded Assets                              1.1.
Excluded Liabilities                         1.3.
Facility                                     3.8.(c)
Facilities                                   3.8.(c)
Facility Property                            3.8.(c)(iii)
Financial Statements                         3.5
General Deductible Amount                    9.2
Governmental Permits                         1.1.(c)
Hazardous Material                           3.20.(e)
Hazardous Waste                              3.20.(e)
Indemnifying Party                           10.3.(a)
Indemnitees                                  10.1.
Indemnity Events                             10.1.
Laws                                         3.20.
Losses                                       9.1
Measurement Date                             3.5.
Members                                      Parties
Purchase Price                               1.4.
Records, Notifications and Reports           3.8.(b)
Release                                      10.1.(b)
Representations and Warranties               10.4.
Restrictive Covenants                        11.2.
Restricted Period                            11.1.(a)
Restricted Territory                         10.1
Seller                                       Parties
Seller Indemnitees                           9.3
Seller Indemnity Events                      9.3
Shares                                       1.5
Shareholders                                 Parties
Closing Date                                 3.
WCI                                          Parties
WCI Indemnitees                              9.1
WCI Indemnity Event                          9.1
WCI Stock                                    1.5
Buyer                                        Parties


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons thereunto duly authorized as of the date first above written.

                                   SELLER:  Affiliated Waste Services, L.L.C.


                                             By:________________________________

                                                _____________________, President


                              THE MEMBERS:  Leroy's Sanitary Service, Inc.


                                             By: _______________________________
                                             Name: _____________________________
                                             Title: ____________________________


                                             Dennis' Sanitary Service, Inc.


                                             By: _______________________________
                                             Name: _____________________________
                                             Title: ____________________________


                                             Elden's Sanitary Service, Inc.


                                             By: _______________________________
                                             Name: _____________________________
                                             Title: ____________________________



                         THE SHAREHOLDERS:


                                             ___________________________________
                                                        LeRoy Hintz


                                             ___________________________________
                                                       Janice Hintz

                                             ___________________________________
                                                       Dennis J. Mrsny

                                             ___________________________________
                                                         Mary Mrsny


                                             ___________________________________
                                                       Elden W. Mrsny


                                             ___________________________________
                                                        Doris Mrsny


                                      WCI:   Waste Connections, Inc.


                                             By:________________________________
                                                Ronald J. Mittelstaedt
                                                President, Chief Executive
                                                Officer and Chairman


                                    BUYER:   Waste Connections of Nebraska, Inc.


                                             By:________________________________
                                                Ronald J. Mittelstaedt
                                                President